Exhibit 99.1
Royal Bank America Parent Co. Announces First Quarter Earnings of $1.04 Million
May 5, 2008 — NARBERTH, PA — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), parent company of Royal Bank America and Royal Asian Bank, announced results for the first quarter of 2008.
Net income for the three months ended March 31, 2008 was $1.04 million (after adding an additional $3.28 million pre-tax to our provision for loan losses for the quarter) or $0.08 basic and diluted earnings per share, compared to net income of $2.33 million, or $0.17 basic and diluted earnings per share, for the same period in 2007.
Loans increased $6.59 million during the quarter to $651.07 million at March 31, 2008 from $644.48 million at December 31, 2007.
Net interest margin increased to 3.55% at March 31, 2008 as compared to 2.58% at March 31, 2007.
Comments from Royal Bancshares of Pennsylvania, Inc. President/CEO Joseph P. Campbell:
We increased our allowance for loan losses following further monitoring of our loan portfolio. While this reduced our earnings, management believes this action is prudent in light of the sluggish economy. Being well capitalized, as defined by bank regulatory requirements, we continue to pursue and finance sound projects.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands at 22 unique branch locations throughout Pennsylvania, New Jersey and New York. As The Region’s Premier Commercial Real Estate Lender, Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. Additional subsidiaries include RBA Leasing, engaged in equipment leasing solutions for small and mid-sized businesses, and RBA Capital, a lender finance company. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
CONTACT:
Marc Sanders
Director of Marketing
610.668.4700 x269
marcsanders@royalbankamerica.com

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months
	Ended Mar. 31st
(dollars in thousands, except for earnings per share)	2008	2007
	(Unaudited)	(Unaudited)
Interest Income	$20,072	$19,460
Interest Expense	10,173	11,958

Net Interest Income	9,899	7,502
Provision for Loan Losses	3,281	212

Net Interest Income after Provision	6,618	7,290
Non Interest Income	1,292	2,553
Non Interest Expense	6,751	6,575

Income before Taxes	1,159	3,268
Income Taxes	116	941

Net Income	1,043	2,327

Earnings per share —basic and diluted	$0.08	$0.17

SELECTED RATIOS:
Return on Average Assets	0.34%	0.71%
Return on Average Equity	2.87%	5.79%
Average Equity to Assets	12.16%	12.23%
Book Value Per Share	$10.70	$12.07
CONDENSED BALANCE SHEET

(in thousands)	Mar. 31, 2008	Dec. 31, 2007
	(unaudited)
Cash and Cash Equivalents	$11,877	$10,905
Investment Securities	432,299	531,695
Loans (net)	629,107	625,193
Premises and Equipment (net)	7,368	7,441
Accrued Interest receivable	13,843	15,256
Other Assets	90,323	87,985

Total Assets	$1,184,817	$1,278,475

Deposits	689,938	770,152
Borrowings	286,349	294,911
Other Liabilities	37,985	39,404
Subordinated debentures	25,774	25,774
Minority Interest	2,014	1,867
Shareholders’ Equity	142,757	146,367

Total Liabilities and Shareholders’ Equity	$1,184,817	$1,278,475

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”